Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 4, 2026

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2027 First Quarter Results
•Sales of $768 million increased 54 percent on both a reported and organic basis
•Operating income of $379 million and record first quarter earnings per diluted share (EPS) of $3.48
•Reiterates FY27 full year sales Outlook and raises FY27 full year adjusted EPS
•Confirms commitment of 16 to 19 percent adjusted EBITDA margin profile beyond FY27, assumes tungsten stays at current levels

PITTSBURGH, (November 4, 2026) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2027 first quarter ended September 30, 2026.
“We delivered excellent first quarter results, with sales up 54 percent and record first quarter diluted EPS of $3.48, driven primarily by the favorable timing of raw material-related pricing compared to costs and stronger Metal Cutting volumes,” said Sanjay Chowbey, President and Chief Executive Officer.
“This performance reinforces our confidence in the fiscal 2027 sales Outlook and higher full year EPS expectations. Looking beyond fiscal 2027, improving markets and execution on our strategic growth initiatives position us well for continued growth. In a steady-state tungsten environment, we expect to deliver a 16 to 19 percent adjusted EBITDA margin profile while generating strong free operating cash flow and attractive returns on invested capital.”

Fiscal 2027 First Quarter Financial Highlights
Sales of $768 million increased 54 percent from $498 million in the prior year quarter, reflecting organic sales growth of 54 percent.
Operating income was $379 million, or 49.4 percent margin, compared to $38 million, or 7.5 percent margin, in the prior year quarter. The increase in operating income was driven by the favorable timing of raw material-related pricing compared to costs of approximately $323 million, non-raw material-related pricing and tariff income, higher sales and production volumes in Metal Cutting, an incremental benefit of approximately $4 million from an advanced manufacturing production credit under the Inflation Reduction Act within the Infrastructure segment, and incremental year-over-year restructuring savings of approximately $3 million. These factors were partially offset by tariffs and general inflation, higher compensation costs, an impairment of an equity investment of approximately $5 million and a charge of approximately $5 million related to the write-off of certain fixed assets in the current quarter. Operating income was not adjusted in the current quarter, whereas adjusted operating income was $41 million, or 8.2 percent margin, in the prior year quarter.

Year-to-date net cash flow from operating activities was negative $201 million compared to positive $17 million in the prior year period. The decline was driven primarily by working capital requirements, including increased inventory values resulting from unprecedented tungsten price increases, as well as advance payments made to certain suppliers to secure raw material supply. These working capital requirements were partially offset by higher net income during the year. Year-to-date free operating cash flow (FOCF) was negative $212 million compared to negative $5 million in the prior year period. The decrease in FOCF was driven primarily by the aforementioned working capital requirements, partially offset by higher net income and lower capital expenditures compared to the prior year period.

FY27 Outlook
The Company’s expectations for the second quarter of fiscal 2027 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $785 - $815 million; foreign exchange anticipated to be neutral compared to the second quarter of fiscal 2026
•Adjusted EPS is expected to be $1.20 - $1.50
Annual Outlook:
•Sales expected to be $3.33 - $3.45 billion; foreign exchange anticipated to be neutral compared to the fiscal 2026
•Adjusted EPS is expected to be $5.00 - $6.00
•Free operating cash flow of approximately 20 percent of adjusted net income
•Capital spending expected to be approximately $85 million
The Company will provide more details regarding its FY27 Outlook during its quarterly earnings conference call.

Steady-State Tungsten Environment
The Company is providing an updated view of its longer-term financial profile in a steady-state tungsten price environment, using the financial targets presented at its September 2023 Investor Day as a baseline.
Over the past four years, the Company has demonstrated an ability to target growth opportunities in Aerospace & Defense, Hybrid / EV powertrains and power generation to sustainably capture market share. While we continue to gain traction on growth initiatives, overall market conditions have been improving over the past year and the Company’s underlying market and strategic growth assumptions remain largely unchanged from Investor Day.
At the current elevated tungsten prices levels, which have increased eightfold since the 2023 Investor Day, the Company expects to be able to achieve adjusted EBITDA margin of 16 to 19 percent in a steady-state tungsten environment.
Return on Invested Capital (ROIC) and Free Operating Cash Flow (FOCF) performance are expected to be consistent with those previously communicated targets.

Segment Results
Metal Cutting sales of $398 million increased 28 percent from $311 million in the prior year quarter, reflecting organic sales growth of 29 percent, partially offset by an unfavorable business days effect of 1 percent. Operating income was $118 million, or 29.7 percent margin, compared to $22 million, or 6.9 percent margin, in the prior year quarter. The increase in operating income was driven by the favorable timing of raw material-related pricing compared to costs of approximately $65 million, non-raw material-related pricing and tariff income, higher sales and production volumes and incremental year-over-year restructuring savings of approximately $2 million. These factors were partially offset by an impairment of an equity investment of approximately $5 million, higher compensation costs, and tariffs and general inflation in the current quarter. Operating income was not adjusted in the current quarter, whereas adjusted operating income was $25 million, or 8.0 percent margin, in the prior year quarter.

Infrastructure sales of $370 million increased 98 percent from $187 million in the prior year quarter, reflecting organic sales growth of 97 percent and a favorable currency exchange effect of 1 percent. Operating income was $262 million, or 70.7 percent margin, compared to $17 million, or 8.9 percent margin, in the prior year quarter. The increase in operating income was driven by the favorable timing of raw material-related pricing compared to costs of approximately $258 million, non-raw material-related pricing, and an incremental benefit of approximately $4 million from an advanced manufacturing production credit under the Inflation Reduction Act. These factors were partially offset by lower sales and production volumes, tariffs and general inflation, higher compensation costs, and a charge of approximately $3 million related to the write-off of certain fixed assets in the current quarter. Operating income was not adjusted in the current quarter, whereas adjusted operating income was $17 million, or 8.8 percent margin, in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on November 23, 2026 to shareholders of record as of the close of business on November 9, 2026.

Conference Call and Webcast
The Company will host a conference call to discuss its first quarter fiscal 2027 results on Wednesday, November 4, 2026 at 9:30 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).

This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s Outlook for sales, adjusted EPS, adjusted net income and FOCF for the second quarter and full year of fiscal 2027, our expectations regarding performance in a steady-state tungsten environment and longer-term financial targets, and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation, tariffs, and Russia's invasion of Ukraine and the resulting sanctions on Russia; the conflicts in the Middle East; other economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and the Middle East; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products, including tungsten; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,100 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.4 billion in revenues in fiscal 2026. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2026	2025
Sales	$768,193	$497,974
Cost of goods sold	254,622	343,424
Gross profit	513,571	154,550
Operating expense	126,814	113,028
Restructuring and other charges, net	5,356	1,589
Amortization of intangibles	2,150	2,374
Operating income	379,251	37,559
Interest expense	11,472	6,186
Other expense (income), net	11,063	(2,322)
Income before income taxes	356,716	33,695
Provision for income taxes	82,258	9,064
Net income	274,458	24,631
Less: Net income attributable to noncontrolling interests	2,873	1,333
Net income attributable to Kennametal	$271,585	$23,298
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$3.55	$0.31
Diluted earnings per share	$3.48	$0.30
Basic weighted average shares outstanding	76,590	76,128
Diluted weighted average shares outstanding	78,120	76,829

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2026	June 30, 2026
ASSETS
Cash and cash equivalents	$272,758	$95,791
Accounts receivable, net	429,863	408,438
Inventories	1,615,986	1,108,450
Other current assets	200,768	159,092
Total current assets	2,519,375	1,771,771
Property, plant and equipment, net	820,070	843,584
Goodwill and other intangible assets, net	331,265	335,099
Other assets	209,528	216,298
Total assets	$3,880,238	$3,166,752
LIABILITIES
Revolving and other lines of credit and notes payable	$39,951	$32,170
Accounts payable	387,122	369,841
Other current liabilities	303,767	274,697
Total current liabilities	730,840	676,708
Long-term debt	1,094,084	685,280
Other liabilities	187,324	191,327
Total liabilities	2,012,248	1,553,315
KENNAMETAL SHAREHOLDERS’ EQUITY	1,823,135	1,569,844
NONCONTROLLING INTERESTS	44,855	43,593
Total liabilities and equity	$3,880,238	$3,166,752

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Three Months Ended September 30,
(in thousands)	2026	2025
OPERATING ACTIVITIES
Net income	$274,458	$24,631
Adjustments to reconcile to cash from operations:
Depreciation	31,656	32,671
Amortization of intangible assets	2,150	2,374
Stock-based compensation expense	10,876	8,239
Amortization of capitalized information technology costs	8,371	5,904
Restructuring and other charges, net	5,356	1,589
Deferred income taxes	184	7
Other	6,273	817
Changes in certain assets and liabilities:
Accounts receivable	(22,106)	7,026
Inventories	(515,964)	(28,027)
Other current assets	(51,186)	(16,707)
Accounts payable and accrued liabilities	(13,060)	(13,547)
Accrued income taxes	57,913	(2,937)
Accrued pension and postretirement benefits	487	(281)
Other	3,333	(4,272)
Net cash flow (used in) provided by operating activities	(201,259)	17,487
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(10,804)	(22,982)
Disposals of property, plant and equipment	409	14
Other	(2,893)	262
Net cash flow used in investing activities	(13,288)	(22,706)
FINANCING ACTIVITIES
Net increase in notes payable	28,133	421
Net decrease in revolving and other lines of credit	(20,000)	—
Term debt borrowings	500,000	—
Term debt repayments	(90,616)	—
Purchase of capital stock	(38)	(10,030)
The effect of employee benefit and stock plans and dividend reinvestment	(11,051)	(6,327)
Cash dividends paid to Shareholders	(15,242)	(15,136)
Other	(76)	(3)
Net cash flow provided by (used in) financing activities	391,110	(31,075)
Effect of exchange rate changes on cash and cash equivalents	404	(749)
CASH AND CASH EQUIVALENTS
Net increase (decrease) in cash and cash equivalents	176,967	(37,043)
Cash and cash equivalents, beginning of period	95,791	140,540
Cash and cash equivalents, end of period	$272,758	$103,497

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2026	2025
Sales:
Metal Cutting	$398,155	$310,625
Infrastructure	370,038	187,349
Total sales	$768,193	$497,974
Sales By Geographic Region:
Americas	$436,539	$247,597
EMEA	204,512	153,284
Asia Pacific	127,142	97,093
Total sales	$768,193	$497,974
Operating income:
Metal Cutting	$118,337	$21,564
Infrastructure	261,723	16,639
Corporate (1)	(809)	(644)
Total operating income	$379,251	$37,559
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. There were no adjustments for the three months ended September 30, 2026. Adjustments for the three months ended September 30, 2025 include restructuring and related charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the second quarter and full fiscal year of 2027 and the Company's longer-term financial targets have not been provided, including but not limited to, FOCF, adjusted net income, adjusted EBITDA margin and adjusted EPS. The most comparable GAAP financial measures are net cash flow from operating activities, net income attributable to Kennametal and EPS, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED SEPTEMBER 30, 2025 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$497,974	$37,559	$23,298	$0.30
Reported operating margin		7.5%
Restructuring and related charges	—	3,188	2,590	0.04
Differences in projected annual tax rates	—	—	367	—
Adjusted results	$497,974	$40,747	$26,255	$0.34
Adjusted operating margin		8.2%
(2) Attributable to Kennametal.

THREE MONTHS ENDED SEPTEMBER 30, 2025 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$310,625	$21,564	$187,349	$16,639
Reported operating margin		6.9%		8.9%
Restructuring and related charges	—	3,312	—	(126)
Adjusted results	$310,625	$24,876	$187,349	$16,513
Adjusted operating margin		8.0%		8.8%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2026	2025
Net cash flow (used in) provided by operating activities	$(201,259)	$17,487
Purchases of property, plant and equipment	(10,804)	(22,982)
Disposals of property, plant and equipment	409	14
Free operating cash flow	$(211,654)	$(5,481)

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended September 30, 2026	Metal Cutting	Infrastructure	Total
Organic sales growth	29%	97%	54%
Foreign currency exchange effect (3)	—	1	—
Business days effect (4)	(1)	—	—
Sales growth	28%	98%	54%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.